Exhibit 99.1

MBIA Inc. Reports Second Quarter Financial Results

Highlights

  MBIA Inc.’s Adjusted Book Value (ABV), a non-GAAP measure, was $35.76 per share at June 30, 2010 compared with $36.01 per share at March 31, 2010.
  MBIA Inc. recorded net income available to common shareholders of $1.3 billion, or $6.32 per share, for the second quarter of 2010, compared with net income of $895 million, or $4.30 per share, in the second quarter of 2009. Pre-tax income was $2.0 billion in the second quarter, driven primarily by a $1.5 billion pre-tax unrealized gain on insured credit derivatives resulting from deterioration in the market pricing of derivatives based on MBIA Insurance Corp.’s (MBIA Corp.) credit risk at June 30, 2010 compared to March 31, 2010.
  Subsequent to the end of the second quarter, MBIA Corp. reached an agreement with a CDS counterparty for the commutation of three multi-sector CDO-squared transactions. The agreement eliminated $4.4 billion in gross insured exposure in exchange for a one-time payment by MBIA Corp. of $72 million. The impact of the $72 million payment, which is $34 million after reinsurance, will be reflected in the Company’s results for the third quarter of 2010.
  On July 16, 2010, MBIA Corp. and the sponsor of several MBIA Corp.-insured mortgage loan securitizations entered into a settlement agreement in which MBIA Corp. received a payment in exchange for a release relating to its representation and warranty claims against the sponsor. The agreement resolves the dispute on mutually beneficial terms and is substantially consistent with the recoveries previously recorded by the Company related to these exposures.
  On July 19, 2010, MBIA Corp. acquired the 83% of Channel Re Holdings Ltd. and Channel Reinsurance Ltd. that it did not previously own. Channel Re is a financial guarantee reinsurer founded in 2004, which assumed business only from MBIA Corp. and its affiliates. The Company subsequently commuted all of its reinsurance with Channel Re and intends to liquidate the company in the third quarter. As a result of the reinsurance commutations, MBIA Corp., National and MBIA UK reassumed exposure of approximately $22 billion, $8 billion and $2 billion, respectively. The transaction will result in an increase in MBIA Corp.’s statutory capital (consisting of policyholders' surplus and contingency reserves) and it will be accretive to its current liquidity position.
  Cash and short-term investments at National Public Finance Guarantee Corp. (National) and MBIA Corp. (excluding its subsidiaries) totaled $455 million and $1.1 billion, respectively, as of June 30, 2010. Cash and short-term investments at the Corporate segment of the holding company totaled $390 million at quarter-end.

ARMONK, N.Y.--(BUSINESS WIRE)--August 9, 2010--MBIA Inc. (NYSE: MBI) (the Company) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $35.76 as of June 30, 2010, compared with $36.01 as of March 31, 2010. The decrease was driven by losses on insured exposures. Book value per share was $13.16 as of June 30, 2010.

Net income available to common shareholders for the second quarter of 2010 was $1.3 billion, or $6.32 per share, compared with net income of $895 million, or $4.30 per share, in the second quarter of 2009. Pre-tax income was $2.0 billion in the second quarter, driven primarily by a $1.5 billion pre-tax unrealized gain on insured credit derivatives. The mark-to-market gain on insured credit derivatives resulted primarily from the impact of reduced market prices on recovery rate and credit default swap derivatives in the mark-to-market model, which increases the non-performance risk components associated with MBIA Corp. Adjusting second quarter pre-tax income of $2.0 billion by excluding the $1.5 billion pre-tax mark-to-market on insured credit derivatives and a $270 million positive change in the fair value of MBIA Corp.’s insured VIEs, while including $268 million of credit impairments on insured credit derivatives and a $120 million net benefit to impairments on insured VIEs, results in adjusted pre-tax income of $14 million. The Company believes this measure presents an additional view of its operating performance in the quarter.

“In the second quarter, we saw both our paid losses and new delinquencies on insured RMBS exposures continue to decline,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “In addition, more market participants are recognizing that many of the loans in these securitizations should never have been in them in the first place, and that the seller/servicers must repurchase them. After the quarter’s close, we reduced our exposure to multi-sector CDO-squareds by about 50 percent, and settled a small portion of outstanding putback receivables. The net incurred loss on insured exposures demonstrates that credit stress continues to be a reality, but the volatility of losses appears to be declining.”

Second Quarter 2010 Segment Results

The following is a summary of book value and ABV per share data and results by segment for the second quarter of 2010:

$ in millions except		Structured	Advisory
per share	U.S. Public	Finance and	Services		Wind-
data	Finance	International	(Cutwater)	Corporate	down	Consolidated
06/30/10 ABV per share	$21.43	$19.42	$0.15	$(1.26)	$(3.98)	$35.76
03/31/10 ABV per share	$20.87	$20.59	$0.34	$(1.13)	$(4.66)	$36.01
Change in ABV per share	$0.56	$(1.17)	$(0.19)	$(0.13)	$0.68	$(0.25)

06/30/10 BV per share	$14.97	$6.44	$0.15	$(1.26)	$(7.14)	$13.16
03/31/10 BV per share	$14.05	$0.72	$0.34	$(1.13)	$(7.37)	$6.61
Change in BV per share	$0.92	$5.72	$(0.19)	$(0.13)	$0.23	$6.55

2Q 2010 Pre-tax Income	$128	$1,829	$0	$(9)	$11	$1,968
2Q 2009 Pre-tax Income	$146	$1,260	$1	$(19)	$114	$1,503

2Q 2010 Adj. Pre-tax Income	$128	$(120)	$0	$(9)	$11	$14
2Q 2009 Adj. Pre-tax Income	$146	$547	$1	$(19)	$114	$790

U.S. Public Finance Results

The Company’s U.S. public finance insurance business is conducted in its National subsidiary. National’s existing book of business generated total premiums earned of $119 million in the second quarter of 2010, down 10 percent from $133 million in the comparable period of 2009. The decline in total premiums earned was the result of refunding activity and amortization in National’s insured portfolio.

Pre-tax net investment income for National declined 7 percent to $56 million in the second quarter of 2010 from $60 million in the comparable period of 2009 due to lower average yields. Over the same period, National’s investment portfolio increased in size by 4 percent, from $5.0 billion at June 30, 2009 to $5.2 billion at June 30, 2010. National’s investment portfolio remains liquid, averaging Double-A credit quality.

Pre-tax fee income for the second quarter of 2010 was $3 million, up from $0.3 million in the second quarter of 2009.

National’s pre-tax loss and loss adjustment expenses totaled $10 million in the second quarter, compared with $5 million in the second quarter of 2009. Loss and loss adjustment expenses in the second quarter of 2010 were primarily due to additional estimated losses on insured health care, housing and student loan transactions.

National’s pre-tax amortization of deferred acquisition costs totaled $24 million in the second quarter of 2010, down 15 percent from $29 million in the second quarter of 2009, reflecting the amortization of its insured portfolio. Operating expenses were $17 million in the second quarter, down 18 percent from $21 million in the comparable period of 2009.

During the second quarter National received approval from the New York State Insurance Department to reset its unassigned surplus to zero as of January 1, 2010. Previously, National had an unassigned surplus deficit principally as a result of recording contingency reserves in connection with the 2009 reinsurance transaction between National and MBIA Corp. whereby National reinsured MBIA Corp.’s U.S. public finance business. National’s unassigned surplus as of the end of the second quarter was $171 million. The reset had no impact on total statutory capital, but it allows for the creation of dividend capacity through retained earnings. National does not anticipate paying dividends in the near future. As of June 30, 2010, National’s statutory capital was $2.2 billion and claims-paying resources totaled $5.5 billion.

Structured Finance and International Insurance Results

The Structured Finance and International Insurance segment is operated in MBIA Corp. and its subsidiaries. Pre-tax income for the Structured Finance and International Insurance segment totaled $1.8 billion in the second quarter of 2010 driven primarily by a $1.5 billion pre-tax unrealized gain on insured credit derivatives. Adjusting second quarter pre-tax income by excluding the $1.5 billion pre-tax mark-to-market on insured credit derivatives and a $264 million positive change in fair value on insured VIEs, while including $268 million of credit impairments on insured credit derivatives and a $120 million net benefit to impairments on insured VIEs, results in an adjusted pre-tax loss of $120 million for the segment.

During the second quarter of 2010, the Company increased its expectations for losses on insured exposures in the Structured Finance and International Insurance segment. The following is a summary of all insured portfolio economic loss activity in the second quarter, without regard to how such losses are presented in the Company’s financial statements:

$ in thousands	RMBS	ABS CDOs (CDS)	CMBS (CDS)	All Other Insured Exposures	Total
Change in Expected Payments	$93,333	$130,663	$229,875	$62,626	$516,497
Change in Expected Salvage	($322,046)	($1,171)	0	($37,130)	($360,347)
Net Activity	($228,713)	$129,492	$229,875	$25,496	$156,150

Under GAAP, these economic losses incurred by the Company with respect to its insured portfolio are not fully discernable in its financial statements. Some of these economic losses are reflected in loss and loss adjustment expenses in the Company’s income statement and some are reflected in realized losses and other settlements on insured derivatives. The remaining losses are reflected in the Company’s supplemental disclosures of the economic losses affecting insured credit derivatives and consolidated variable interest entities (VIEs), which it refers to as “credit impairments”, a non-GAAP measure (defined in the attached Explanation of Non-GAAP Financial Measures). The estimated insured credit derivative and insured consolidated VIE impairments are analogous to loss and loss adjustment expenses for policies not subject to fair value accounting. The credit impairments are included as case loss reserves in the statutory results of the Company’s insurance subsidiaries. The following is a summary of second quarter loss and loss adjustment expenses, credit impairments on insured VIEs and credit impairments on insured credit derivatives:

Losses and Credit Impairments
$ in thousands

Change in Expected Payments	$90,381
Change in Insurance Recoveries	($173,184)
Loss & LAE Incurred	($82,803)

Realized Losses and Other Settlements on Insured Derivatives	$91,853

Change in Credit Impairments on Insured VIEs	($120,414)
Change in Credit Impairments on Insured Credit Derivatives	$267,514
Total Losses Excluding Changes in Fair Value	$156,150

The Structured Finance and International Insurance segment recorded a benefit of $83 million to loss and loss adjustment expenses on non-consolidated VIE exposures in the second quarter of 2010 as an increase of $90 million in expected future loss payments on RMBS and CDO exposures was more than offset by a $173 million salvage benefit from additional estimated recoveries on ineligible mortgages. Similarly, insured consolidated VIE credit impairments were a negative $120 million in the second quarter as the increase in salvage, primarily from additional estimated recoveries on ineligible mortgages related to these exposures, exceeded the increase in case loss reserves.

During the second quarter, MBIA Corp. paid a total of $421 million in net claims in connection with its second-lien residential mortgage exposures. Net claims on insured RMBS have been trending downward each quarter since peaking at $636 million in the second quarter of 2009.

As noted above, the Company increased its expected recoveries recorded in connection with ineligible mortgages in certain insured second-lien residential mortgage loan securitizations that are subject to contractual obligations by the seller/servicers to repurchase or replace the mortgages. The Company’s estimates for expected recoveries related to these ineligible mortgages increased from $1.9 billion as of March 31, 2010 to $2.1 billion as of June 30, 2010. The $2.1 billion estimated recovery amount includes $1.3 billion recorded as an insurance loss recoverable, and $792 million that is associated with consolidated VIEs which are subject to fair value accounting. The recoveries related to consolidated VIEs increased by $78 million in the quarter. The estimates are the expected values of a probability distribution of net cash inflows resulting from the repurchase of the ineligible mortgages by the seller/servicers that takes into account the probability that such expected recoveries may not be fully realized. The Company is continuing to review and evaluate additional mortgage loans in its insured RMBS pools and expects that there will be a substantial number of additional mortgages in these or in other transactions that are subject to repurchase or replacement obligations by the seller/servicers. These recoveries affect the Company’s loss and loss adjustment expense, insurance recoveries and the fair value of assets of the consolidated VIEs.

While the Company believes that these ineligible mortgage loans must be repurchased or replaced, a substantial majority of the Company’s representation and warranty claims have been disputed by the loan seller/servicers and are currently subject to litigations. In addition, there is some risk that the seller/servicers or other responsible parties might not be able to satisfy any judgments the Company secures in the litigations. While the Company believes that it will prevail in the litigations, there is uncertainty with respect to the outcomes. There can be no assurance that the Company will be completely successful, or that it will not be delayed, in realizing these recoveries. Alternatively, prevailing in litigation could result in estimated recoveries that are substantially higher than the amounts currently recognized as recoveries.

On July 16, 2010, MBIA Corp. and the sponsor of several MBIA Corp.-insured mortgage loan securitizations entered into a settlement agreement in which MBIA Corp. received a payment in exchange for a release relating to its representation and warranty claims against the sponsor. The agreement resolves the dispute on mutually beneficial terms and is substantially consistent with the recoveries previously recorded by the Company related to these exposures.

The Company estimated $359 million in additional credit impairments on insured credit derivatives in the second quarter of 2010. Approximately $230 million of the credit impairments in the second quarter related to certain insured transactions backed by pools of commercial mortgage backed securities (CMBS). The Company observed deterioration in the performance of the assets underlying these insured transactions, and modeled losses increased, even though the Company has observed very few actual liquidations or property sales within the underlying CMBS securities. Multi-sector CDO exposures accounted for $92 million of payments in the quarter and $37 million of incremental impairments, reflecting additional deterioration in the performance of the securities underlying these transactions.

Subsequent to the end of the second quarter, MBIA Corp. reached an agreement with a CDS counterparty for the commutation of three multi-sector CDO-squareds representing approximately half of its overall insured exposure to CDO-squared transactions. The agreement eliminated $4.4 billion in gross insured exposure in exchange for a one-time payment by MBIA Corp. of $72 million. Of the $4.4 billion commuted, $2.9 billion was commuted immediately. The remaining gross exposure of $1.5 billion will be commuted by no later than November 1, 2010. The impact of the $72 million payment, which is $34 million after reinsurance, will be reflected in the Company’s results for the third quarter of 2010.

The Company records the changes in fair value of the insured CDS and insured consolidated VIEs to its income statement. The following is a summary of the changes in fair value to insured credit derivatives and insured consolidated VIEs:

$ in thousands

Changes in Fair Value

Unrealized gain on insured derivatives	$1,537,880
Net gains on financial instruments at fair value and foreign exchange (VIEs)	$264,144

Pre-tax unrealized net gains (marks-to-market) on insured credit derivatives were $1.5 billion in the second quarter of 2010 driven by the impact of reduced market prices on recovery rate and credit default swap derivatives in the mark-to-market model, which increased the non-performance risk components associated with MBIA Corp. The changes in market prices of these derivatives implied a more negative market perception of MBIA Corp.’s credit risk at June 30, 2010 relative to March 31, 2010.

Pre-tax net gains on financial instruments at fair value and foreign exchange attributable to insured consolidated VIEs totaled $264 million in the second quarter of 2010, driven by an increase in the fair value of net assets resulting from the more negative market perception of MBIA Corp’s credit risk referenced above, as well as by an increase in expected recoveries on ineligible mortgage loans.

As of June 30, 2010, the Company’s net derivative liability (the cumulative negative mark-to-market) with respect to insured credit derivatives was $4.4 billion for all non-consolidated VIE insured credit derivatives. The Company considers approximately $2.1 billion of the $4.4 billion net derivative liability to be credit impaired. The Company expects the unimpaired portion of the unrealized gains and losses in fair value (marks-to-market) to be reversed prior to or upon the maturities of the insured credit derivatives.

MBIA Corp. had statutory capital of $3.3 billion and claims-paying resources totaling $5.5 billion at June 30, 2010. As of June 30, 2010, MBIA Corp.’s statutory balance sheet reflected $3.7 billion in cash and invested assets including $1.1 billion of cash and short-term investments available to meet demands on its liquidity. The $1.1 billion of cash and short-term investments excludes amounts held by subsidiaries. The Company believes that MBIA Corp.’s liquidity resources will adequately provide for anticipated cash outflows.

Subsequent to June 30, 2010, MBIA Corp. acquired the 83 percent of Channel Re Holdings Ltd. and Channel Reinsurance Ltd. that it did not previously own for $40 million. Channel Re is a financial guarantee reinsurer founded in 2004, which assumed business only from MBIA Corp. and its affiliates. The Company subsequently commuted all of its reinsurance with Channel Re and intends to liquidate the company in the third quarter. As a result of the reinsurance commutations, MBIA Corp., National and MBIA UK reassumed exposure of approximately $22 billion, $8 billion and $2 billion, respectively. The transaction will result in an increase in MBIA Corp.’s statutory capital and will be accretive to its current liquidity position.

Advisory Services

The Company’s Advisory Services business is conducted in its Cutwater Asset Management subsidiary. Cutwater recorded a pre-tax loss of $0.3 million in the second quarter driven by expenses associated with infrastructure enhancements to support its growth plans. Cutwater paid a $10 million dividend to MBIA Inc. during the second quarter, relating to the legal entity reorganization that occurred in the first quarter. In the future Cutwater is expected to pay regular dividends out of its after-tax income.

Cutwater’s average assets under management in the second quarter were $42.7 billion, down marginally from $42.9 billion in the first quarter of 2010. Average assets under management in the second quarter comprised $26.2 billion of third-party assets and $16.5 billion of assets managed for MBIA Inc. and its subsidiaries. Third-party average assets under management increased 1 percent from the first quarter of 2010 and 13 percent from the second quarter of 2009.

Corporate Segment

As of June 30, 2010, the Corporate segment of the holding company had $390 million in cash and short-term investments. Existing cash and expected cash flows to the holding company are anticipated to be sufficient to cover its cash needs through 2015, even if no further dividends are received from the Company’s insurance, asset management or advisory subsidiaries.

During the second quarter of 2010, the Company repurchased $2 million par amount of the preferred shares of MBIA Corp. for approximately $160 thousand and approximately $17 million of its 9.375% Notes due February 2011 at par.

The Company repurchased approximately 3.2 million shares of its common stock at an average price of $6.10 during the second quarter. As of June 30, 2010, approximately $84 million of repurchase authorization remained available under the Company's $1.0 billion share buyback program.

Wind-Down Operations

Wind-Down Operations comprise the Company’s Asset Liability Management and Conduit businesses, both of which are in run-off.

The Company repurchased $75 million par amount of medium-term notes at discounts during the second quarter, resulting in pre-tax net gains on the extinguishment of debt that totaled $18 million.

During the second quarter, the ALM business repaid $355 million of its original $2.0 billion secured loan from MBIA Corp. due in November 2011. The outstanding balance was reduced to $1.1 billion as of June 30, 2010 from $1.5 billion at March 31, 2010.

Conduit assets totaled $1.8 billion as of June 30, 2010, down slightly from $1.9 billion at March 31, 2010. The book value of conduit equity at June 30, 2010 was $98 million, up from $90 million at March 31, 2010.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, August 10, 2010 at 8:00 AM (EDT) to discuss its second quarter 2010 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 89814633. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on August 10 until 11:59 p.m. on August 24 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 89814633. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks, the possibility that the Company will experience severe losses due to increased deterioration in its insurance portfolios; significant fluctuations in liquidity and asset values with the global credit markets; the Company’s ability to fully implement its Strategic Plan as outlined in the Company’s most recent Annual Report on Form 10-K; the Company’s ability to favorably resolve regulatory proceedings and litigation claims against the Company and legal actions initiated by the Company in connection with potential insurance loss recoveries; an inability to achieve high, stable credit ratings; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City and Sydney. Please visit MBIA's Web site at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value (“ABV”): In addition to book value per share, the Company also analyzes adjusted book value (“ABV”) per share when evaluating the financial performance and value of the Company. ABV is a non-GAAP measure which includes the net present value of expected future cash inflows and outflows and eliminates certain GAAP timing differences. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance and value. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

Credit Impairments: Although the changes in fair value of insured credit derivatives and financial assets and financial liabilities of consolidated VIEs are included in MBIA’s income statement, the Company believes the supplemental disclosure of credit impairments, which are the present value of future expected loss and loss adjustment expense payments, net of recoveries, of insured credit derivatives and of insured obligations issued by consolidated VIEs, provides additional important information for investors. The Company expects the gains and losses in fair value of insured credit derivatives, other than credit impairments, to reverse over time, and believes credit impairments provide an estimate of loss and loss adjustment expense payments, net of recoveries.

Adjusted Pre-tax income: Adjusted pre-tax income excludes the impact of pre-tax mark-to-market changes in the fair value of insured credit derivatives and changes in the fair value of MBIA Corp.’s insured variable interest entities (VIEs), while including credit impairments on insured credit derivatives and insured VIEs. The Company believes this measure presents an additional view of its operating performance.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	June 30, 2010	December 31, 2009
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $9,095,649 and $10,366,737)(includes hybrid financial instruments at fair value $31,233 and $30,690)	$8,579,894	$9,330,413
Fixed-maturity securities held as trading, at fair value (amortized cost $15,521)	15,765	-
Investments pledged as collateral, at fair value (amortized cost $584,520 and $587,648)	580,407	557,245
Short-term investments held as available for sale, at fair value (amortized cost $2,648,228 and $2,696,724)	2,648,405	2,688,208
Other investments (includes investments at fair value of $257,825 and $252,608)	260,354	255,491
Total investments	12,084,825	12,831,357
Cash and cash equivalents	1,051,657	803,243
Accrued investment income	90,632	94,821
Premiums receivable	1,660,248	2,020,619
Deferred acquisition costs	420,397	469,550
Prepaid reinsurance premiums	285,638	357,773
Insurance loss recoverable	2,050,849	2,444,754
Reinsurance recoverable on paid and unpaid losses	73,928	61,996
Goodwill	31,371	31,371
Property and equipment, at cost (less accumulated depreciation of $135,349 and $139,076)	74,646	76,834
Receivable for investments sold	48,677	18,088
Derivative assets	704,078	865,708
Current income taxes	13,431	545,883
Deferred income taxes, net	841,314	716,615
Other assets	40,498	50,448
Assets of consolidated VIEs:
Cash	443,589	-
Investments held-to-maturity, at amortized cost (fair value $4,281,605 and $2,800,400)	4,695,714	3,131,765
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $754,096)	-	516,369
Fixed-maturity securities at fair value	5,390,769	128,112
Loans receivable at fair value	2,608,151	481,622
Loan repurchase commitments	792,169	-
Derivative assets	12,273	-
Other assets	49,376	53,844
Total assets	$33,464,230	$25,700,772
Liabilities and Equity
Liabilities:
Unearned premium revenue	$4,412,017	$4,955,256
Loss and loss adjustment expense reserves	1,046,094	1,580,021
Reinsurance premiums payable	194,252	239,154
Investment agreements	2,382,045	2,725,958
Medium-term notes (includes financial instruments carried at fair value $108,878 and $109,768)	1,969,591	2,285,047
Securities sold under agreements to repurchase	486,915	501,871
Short-term debt	82,070	18,112
Long-term debt	1,933,522	2,223,536
Deferred fee revenue	10,307	11,061
Payable for investments purchased	34,630	15,780
Derivative liabilities	5,405,003	4,593,760
Other liabilities	285,683	304,066
Liabilities of consolidated VIEs:
Variable interest entity notes (includes financial instruments carried at fair value $6,938,576 and $0)	11,046,391	3,179,712
Long-term debt	431,637	433,132
Derivative liabilities	1,056,075	9,104
Other liabilities	22,590	18,326
Total liabilities	30,798,822	23,093,896
Equity:
Common stock	274,821	274,827
Additional paid-in capital	3,059,376	3,057,733
Retained earnings	1,886,117	2,393,282
Accumulated other comprehensive loss	(356,266)	(940,871)
Treasury stock	(2,212,799)	(2,194,873)
Total shareholders' equity of MBIA Inc.	2,651,249	2,590,098
Preferred stock of subsidiary	14,159	16,778
Total equity	2,665,408	2,606,876
Total liabilities and equity	$33,464,230	$25,700,772

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance
	Public	and
	Finance	International	Advisory		Wind-
Three Months Ended June 30, 2010	Insurance	Insurance	Services		down		Intercompany
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$86,261	$64,273	$-	$-	$-	$150,534	$(19,715)	$130,819
Refunding premiums earned	33,026	99	-	-	-	33,125	(7,619)	25,506
Total premiums earned	119,287	64,372	-	-	-	183,659	(27,334)	156,325

Net investment income	55,712	23,618	(115)	2,164	25,424	106,803	625	107,428
Fees and reimbursements	2,790	26,644	17,611	20,979	-	68,024	(56,919)	11,105

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	103	(64,251)	-	-	-	(64,148)	-	(64,148)
Unrealized gains on insured derivatives	46	1,537,880	-	-	-	1,537,926	-	1,537,926
Net change in fair value of insured derivatives	149	1,473,629	-	-	-	1,473,778	-	1,473,778

Net gains (losses) on financial instruments at fair value and foreign exchange	-	(16,006)	55	10,161	4,703	(1,087)	-	(1,087)
Net realized gains (losses)	1,311	19,101	(143)	(1,648)	(84)	18,537	-	18,537

Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(94)	-	-	(21,668)	(21,762)	-	(21,762)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	(1,267)	-	-	9,907	8,640	-	8,640
Net investment losses related to other-than-temporary impairments	-	(1,361)	-	-	(11,761)	(13,122)	-	(13,122)
Net gains (losses) on extinguishment of debt	-	-	-	(10)	17,553	17,543	-	17,543
Revenues of consolidated VIEs:
Net investment income	-	10,392	-	-	2,267	12,659	-	12,659
Net gains on financial instruments at fair value and foreign exchange	-	264,144	-	-	20,916	285,060	5,806	290,866
Net realized gains (losses)	-	-	-	-	-	-	-	-
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	-	-	-	-	-	-	-
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	-	-	-	-	-	-	-
Net investment losses related to other-than-temporary impairments	-	-	-	-	-	-	-	-
Net gains on extinguishment of debt	-	-	-	-	3,530	3,530	-	3,530

Total revenues	179,249	1,864,533	17,408	31,646	62,548	2,155,384	(77,822)	2,077,562

Expenses:
Losses and loss adjustment	10,263	(82,803)	-	-	-	(72,540)	-	(72,540)
Amortization of deferred acquisition costs	24,252	38,419	-	-	-	62,671	(48,641)	14,030
Operating	16,855	32,257	17,698	24,969	4,462	96,241	(27,736)	68,505
Interest	-	33,844	-	16,168	42,926	92,938	(12,043)	80,895
Expenses of consolidated VIEs:
Operating	-	3,503	-	-	578	4,081	147	4,228
Interest	-	10,275	-	-	3,686	13,961	-	13,961

Total expenses	51,370	35,495	17,698	41,137	51,652	197,352	(88,273)	109,079

Pre-tax income (loss)	$127,879	$1,829,038	$(290)	$(9,491)	$10,896	$1,958,032	$10,451	1,968,483
Provision for income taxes								673,167
Net income								1,295,316
Preferred stock dividends of subsidiary								-
Net income available to common shareholders								$1,295,316

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance
	Public	and
	Finance	International	Advisory		Wind-
Three Months Ended June 30, 2009	Insurance	Insurance	Services		down		Intercompany
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$103,973	$79,544	$-	$-	$-	$183,517	$(30,391)	$153,126
Refunding premiums earned	29,028	1,289	-	-	-	30,317	(5,495)	24,822
Total premiums earned	133,001	80,833	-	-	-	213,834	(35,886)	177,948

Net investment income	60,028	58,658	9	3,789	48,201	170,685	(21,079)	149,606
Fees and reimbursements	333	48,442	13,043	-	476	62,294	(40,489)	21,805

Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	130	31,906	-	-	-	32,036	-	32,036
Unrealized gains on insured derivatives	188	423,598	-	-	-	423,786	-	423,786
Net change in fair value of insured derivatives	318	455,504	-	-	-	455,822	-	455,822

Net gains (losses) on financial instruments at fair value and foreign exchange	-	12,298	(601)	(2,639)	116,245	125,303	-	125,303
Net realized gains	7,019	604	13	3,853	18,733	30,222	-	30,222

Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	-	-	-	(265,832)	(265,832)	-	(265,832)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	-	-	-	158,383	158,383	-	158,383
Net investment losses related to other-than-temporary impairments	-	-	-	-	(107,449)	(107,449)	-	(107,449)
Net gains on extinguishment of debt	-	-	-	1,165	94,596	95,761	-	95,761
Revenues of consolidated VIEs:
Net investment income	-	25,810	-	-	3,872	29,682	-	29,682
Net losses on financial instruments at fair value and foreign exchange	-	-	-	-	(924)	(924)	-	(924)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(91,586)	-	-	-	(91,586)	-	(91,586)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	85,369	-	-	-	85,369	-	85,369
Net investment losses related to other-than-temporary impairments	-	(6,217)	-	-	-	(6,217)	-	(6,217)
Net gains on extinguishment of debt	-	-	-	-	20,542	20,542	-	20,542

Total revenues	200,699	675,932	12,464	6,168	194,292	1,089,555	(97,454)	992,101

Expenses:
Losses and loss adjustment	5,250	(734,561)	-	-	-	(729,311)	-	(729,311)
Amortization of deferred acquisition costs	28,477	58,484	-	-	-	86,961	(60,894)	26,067
Operating	20,574	39,212	11,269	7,203	10,013	88,271	(8,609)	79,662
Interest	-	33,745	-	17,838	65,713	117,296	(27,544)	89,752
Expenses of consolidated VIEs:
Operating	-	98	-	-	890	988	(700)	288
Interest	-	19,277	-	-	3,445	22,722	-	22,722

Total expenses	54,301	(583,745)	11,269	25,041	80,061	(413,073)	(97,747)	(510,820)

Pre-tax income (loss)	$146,398	$1,259,677	$1,195	$(18,873)	$114,231	$1,502,628	$293	1,502,921
Provision for income taxes								604,907
Net income								898,014
Preferred stock dividends of subsidiary								3,271
Net income available to common shareholders								$894,743

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance
	Public	and
	Finance	International	Advisory		Wind-
Six Months Ended June 30, 2010	Insurance	Insurance	Services		down		Intercompany
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$173,799	$131,336	$-	$-	$-	$305,135	$(42,014)	$263,121
Refunding premiums earned	59,779	4,340	-	-	-	64,119	(14,098)	50,021
Total premiums earned	233,578	135,676	-	-	-	369,254	(56,112)	313,142

Net investment income	117,453	57,667	(304)	7,419	51,912	234,147	(4,795)	229,352
Fees and reimbursements	17,402	150,952	33,717	44,466	-	246,537	(113,453)	133,084

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	205	(98,483)	-	-	-	(98,278)	-	(98,278)
Unrealized losses on insured derivatives	(38)	(673,461)	-	-	-	(673,499)	-	(673,499)
Net change in fair value of insured derivatives	167	(771,944)	-	-	-	(771,777)	-	(771,777)

Net losses on financial instruments at fair value and foreign exchange	-	(18,925)	(15)	(18,188)	(9,159)	(46,287)	-	(46,287)
Net realized gains (losses)	3,784	24,370	851	267	(11,196)	18,076	-	18,076

Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(285)	-	-	(186,887)	(187,172)	-	(187,172)

Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	(3,604)	-	-	147,922	144,318	-	144,318
Net investment losses related to other-than-temporary impairments	-	(3,889)	-	-	(38,965)	(42,854)	-	(42,854)
Net gains (losses) on extinguishment of debt	-	-	-	(10)	17,551	17,541	-	17,541
Revenues of consolidated VIEs:
Net investment income	-	20,772	-	-	7,057	27,829	-	27,829
Net gains on financial instruments at fair value and foreign exchange	-	370,237	-	-	31,068	401,305	12,496	413,801
Net realized losses	-	(74,244)	-	-	-	(74,244)	-	(74,244)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	-	-	-	-	-	-	-
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	-	-	-	-	-	-	-

Net investment losses related to other-than-temporary impairments	-	-	-	-	-	-	-	-
Net gains on extinguishment of debt	-	-	-	-	3,530	3,530	-	3,530

Total revenues	372,384	(109,328)	34,249	33,954	51,798	383,057	(161,864)	221,193

Expenses:
Losses and loss adjustment	36,158	105,701	-	-	-	141,859	-	141,859
Amortization of deferred acquisition costs	46,671	86,841	-	-	-	133,512	(96,734)	36,778
Operating	29,804	58,270	31,403	51,986	8,108	179,571	(48,568)	131,003
Interest	-	68,581	-	33,049	90,834	192,464	(27,243)	165,221
Expenses of consolidated VIEs:
Operating	-	9,700	-	-	1,112	10,812	(1,161)	9,651
Interest	-	20,655	-	-	6,969	27,624	-	27,624

Total expenses	112,633	349,748	31,403	85,035	107,023	685,842	(173,706)	512,136

Pre-tax income (loss)	$259,751	$(459,076)	$2,846	$(51,081)	$(55,225)	$(302,785)	$11,842	(290,943)
Benefit for income taxes								(106,023)
Net loss								(184,920)
Preferred stock dividends of subsidiary								-
Net loss available to common shareholders								$(184,920)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance
	Public	and
	Finance	International	Advisory		Wind-
Six Months Ended June 30, 2009	Insurance	Insurance	Services		down		Intercompany
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$217,672	$198,578	$-	$-	$-	$416,250	$(68,149)	$348,101
Refunding premiums earned	65,175	2,035	-	-	-	67,210	(8,694)	58,516
Total premiums earned	282,847	200,613	-	-	-	483,460	(76,843)	406,617

Net investment income	91,128	144,637	(2)	11,036	108,979	355,778	(47,578)	308,200
Fees and reimbursements	577	90,368	26,214	-	966	118,125	(77,099)	41,026

Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	186	63,632	-	-	-	63,818	-	63,818
Unrealized gains (losses) on insured derivatives	(167)	2,033,117	-	-	-	2,032,950	-	2,032,950
Net change in fair value of insured derivatives	19	2,096,749	-	-	-	2,096,768	-	2,096,768

Net gains (losses) on financial instruments at fair value and foreign exchange	-	12,496	(565)	(11,443)	170,730	171,218	-	171,218
Net realized gains	7,019	8,926	25	2,894	45,547	64,411	-	64,411

Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	-	-	-	(461,677)	(461,677)	-	(461,677)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	-	-	-	158,383	158,383	-	158,383
Net investment losses related to other-than-temporary impairments	-	-	-	-	(303,294)	(303,294)	-	(303,294)
Net gains on extinguishment of debt	-	488	-	1,940	98,273	100,701	5,158	105,859
Revenues of consolidated VIEs:
Net investment income	-	46,611	-	-	13,379	59,990	-	59,990
Net losses on financial instruments at fair value and foreign exchange	-	-	-	-	(9,460)	(9,460)	-	(9,460)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(125,730)	-	-	-	(125,730)	-	(125,730)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	85,369	-	-	-	85,369	-	85,369
Net investment losses related to other-than-temporary impairments	-	(40,361)	-	-	-	(40,361)	-	(40,361)
Net gains on extinguishment of debt	-	-	-	-	20,542	20,542	-	20,542

Total revenues	381,590	2,560,527	25,672	4,427	145,662	3,117,878	(196,362)	2,921,516

Expenses:
Losses and loss adjustment	62,998	(98,584)	-	-	-	(35,586)	-	(35,586)
Amortization of deferred acquisition costs	56,733	116,021	-	-	-	172,754	(125,987)	46,767
Operating	28,364	104,672	20,887	15,545	18,311	187,779	(15,778)	172,001
Interest	-	67,302	-	35,574	155,008	257,884	(58,237)	199,647
Expenses of consolidated VIEs:
Operating	-	187	-	-	2,113	2,300	(1,811)	489
Interest	-	40,670	-	-	9,436	50,106	-	50,106

Total expenses	148,095	230,268	20,887	51,119	184,868	635,237	(201,813)	433,424

Pre-tax income (loss)	$233,495	$2,330,259	$4,785	$(46,692)	$(39,206)	$2,482,641	$5,451	2,488,092
Provision for income taxes								889,430
Net income								1,598,662
Preferred stock dividends of subsidiary								7,213
Net income available to common shareholders								$1,591,449

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share

		June 30, 2010
		National
		Public
		Finance	MBIA	Cutwater		Wind-
		Guarantee	Insurance	Asset		down
		Corporation	Corporation	Management	Corporate	Operations	Consolidated

Reported Book Value		$14.97	$6.44	$0.15	($1.26)	($7.14)	$13.16

Plus:	Cumulative unrealized loss on insured credit derivatives, after tax	0.00	14.45	0.00	0.00	0.00	14.45

Less:	Cumulative impairments on insured credit derivatives, after tax	0.00	(8.25)	0.00	0.00	0.00	(8.25)

Reverse:	Unrealized (gains) losses included in OCI	(0.35)	0.25	0.00	0.00	2.61	2.51

Reverse:	Impact of consolidating certain VIEs (1)	0.00	1.00	0.00	0.00	0.00	1.00

Analytic Book Value (2)		14.62	13.89	0.15	(1.26)	(4.53)	22.87

Plus:	Net unearned premium revenue, after tax (3) (4)	7.85	6.36	0.00	0.00	0.00	14.21

Plus:	Wind-down Operations future spread adjustment (4)	0.00	0.00	0.00	0.00	0.55	0.55

Plus:	Loss provision (5)	(1.04)	(0.83)	0.00	0.00	0.00	(1.87)
Adjusted Book Value (2)		$21.43	$19.42	$0.15	($1.26)	($3.98)	$35.76

		December 31, 2009
		National
		Public
		Finance	MBIA	Cutwater		Wind-
		Guarantee	Insurance	Asset		down
		Corporation	Corporation	Management	Corporate	Operations	Consolidated

Reported Book Value		$13.52	$7.75	$0.37	($1.02)	($7.96)	$12.66

Plus:	Cumulative unrealized loss on insured credit derivatives, after tax	0.00	12.09	0.00	0.00	0.00	12.09

Less:	Cumulative impairments on insured credit derivatives, after tax	0.00	(5.89)	0.00	0.00	0.00	(5.89)

Reverse:	Unrealized (gains) losses included in OCI	(0.05)	1.03	0.00	0.00	4.08	5.06

Analytic Book Value (2)		13.47	14.98	0.37	(1.02)	(3.88)	23.92

Plus:	Net unearned premium revenue, after tax (3) (4)	8.32	6.70	0.00	0.00	0.00	15.02

Plus:	Wind-down Operations future spread adjustment (4)	0.00	0.00	0.00	0.00	(0.61)	(0.61)

Plus:	Loss provision (5)	(1.09)	(0.89)	0.00	0.00	0.00	(1.98)
Adjusted Book Value (2)		$20.70	$20.79	$0.37	($1.02)	($4.49)	$36.35

(1)	Represents the impact on consolidated total equity of VIEs that are not considered a business enterprise of the Company.
(2)	A non-GAAP measure.
(3)	The amounts consist of Financial Guarantee premiums, Insured Derivative revenue and deferred commitment/structuring fees.
(4)

At June 30, 2010 and December 31, 2009 the discount rate on Financial Guarantee installment premiums was the risk free rate as defined by accounting principles for Financial Guarantee insurance contracts and the discount rate was 5.00% on Insured Derivative installment revenue, impairments and Wind-down Operations future spread adjustment.

(5)	The loss provision is calculated by applying 12% to net unearned premiums and net unearned Insured Derivative revenue on an after-tax basis.

Net Income (Loss) per Common Share:

		Three Months Ended		Six Months Ended
		June 30		June 30
		2010	2009	2010	2009
	Basic	$6.34	$4.30	($0.90)	$7.64
	Diluted	$6.32	$4.30	($0.90)	$7.64

Weighted-Average Number of Common Shares Outstanding:
	Basic	204,377,833	208,097,729	204,639,226	208,287,929
	Diluted	204,921,673	208,097,729	204,639,226	208,287,929

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation

	June 30, 2010	December 31, 2009 (6)

Policyholders' surplus	$ 762.0	$ 591.2
Contingency reserve	1,427.5	1,403.9

Statutory capital	2,189.5	1,995.1

Unearned premium reserve	2,959.1	3,125.5
Present value of installment premiums (1)	261.1	270.3

Premium resources (2)	3,220.2	3,395.8

Loss and loss adjustment expense reserves (1)	134.9	136.0

Total claims-paying resources	$ 5,544.6	$ 5,526.9

Net debt service outstanding	$780,971.1	$821,687.6

Capital ratio (3)	356:1	412:1

Claims-paying ratio (4)	177:1	189:1

MBIA Insurance Corporation
	June 30, 2010	December 31, 2009 (6)

Policyholders' surplus	$ 1,747.3	$ 1,885.1
Contingency reserve	1,519.3	1,447.7

Statutory capital	3,266.6	3,332.8

Unearned premium reserve	665.1	726.1
Present value of installment premiums (5)	1,597.8	1,739.5

Premium resources (2)	2,262.9	2,465.6

Loss and loss adjustment expense reserves (5)	(70.8)	561.0

Total claims-paying resources	$ 5,458.7	$ 6,359.4

Net debt service outstanding	$244,834.3	$264,562.5

Capital ratio (3)	75:1	79:1

Claims-paying ratio (4)	52:1	48:1

(1)	At June 30, 2010 and December 31, 2009 the discount rate was 5.09%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax) and loss and loss adjustment expense.
(5)	At June 30, 2010 and December 31, 2009 the discount rate was 6.51%.
(6)	Changed as a result of certain updates described in the Company’s Current Report on Form 8-K filed on June 4, 2010.

CONTACT:
MBIA Inc., Media:
Kevin Brown +1-914-765-3648
or
MBIA Inc., Media:
Elizabeth James +1-914-765-3889
or
MBIA Inc., Investor Relations:
Greg Diamond +1-914-765-3190